SCHEDULE II

LITIGATION SCHEDULE

MLPF&S SEC MCDC Order 6/18/2015

The Securities and Exchange Commission (“SEC”) deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted against Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"). MLPF&S willfully violated section 17(a)(2) of the Securities Act. MLPF&S, a registered broker-dealer, conducted inadequate due diligence in certain offerings and as a result, failed to form a reasonable basis for believing the truthfulness of the assertions by these issuers and/or obligors regarding their compliance with previous continuing disclosure undertakings pursuant to Rule 15c2-12.  This resulted in MLPF&S offering and selling municipal securities on the basis of materially misleading disclosure documents. The violations were self-reported by MLPF&S to the SEC pursuant to the Division of Enforcement's (the "Division") Municipalities Continuing Disclosure Cooperation (MCDC) initiative.  The MLPF&S shall cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, pay a civil money penalty in the amount of $500,000 and comply with the undertakings enumerated in the offer of settlement.

MLPF&S Regulation SHO Settlement 6/01/2015

On June 1, 2015, Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate (the “Firms”) pursuant to an SEC administrative order (the “SHO Order”), were ordered to cease and desist from violations of Rule 203(b) of Regulation SHO under the Securities Exchange Act of 1934 (the “Exchange Act”) arising from practices related to execution of short sales. The Firms acknowledged that they violated Rule 203(b) of Regulation SHO in connection with their practices related to execution of short sales.  The Firms agreed in the SHO Order to (1) cease and desist from committing or causing any violations and any future violations of Rule 203(b) of Regulation SHO; (2) be censured; (3) pay disgorgement of $1,566,245.67 plus prejudgment interest; (4) pay a civil monetary penalty of $9 million; and (5) comply with certain undertakings, including retaining an independent consultant within thirty (30) days of entry of  the SHO Order to conduct a review of the Firms’ policies, procedures and practices with respect to their acceptance of short sale orders for execution in reliance on the ETB List and procedures to monitor compliance therewith to satisfy certain of their obligations under Rule 203(b) of Regulation SHO.

BANA Servicemembers Civil Relief Act Settlement 5/29/2015

On May 29, 2015, the Comptroller of the Currency (“OCC”) issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty (together, the “Orders”) against Bank of America, N.A. (“BANA”) relating to the Servicemembers Civil Relief Act (“SCRA”) and BANA’s sworn document and collections litigation practices.  In the Orders, the OCC identified (i) unsafe or unsound practices in connection with BANA’s efforts to comply with the SCRA, (ii) SCRA violations, and (iii) unsafe or unsound practices in connection with BANA’s sworn document and collections litigation practices.  Regarding the SCRA, the Orders stated BANA failed to have effective policies and procedures to ensure compliance with SCRA; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its SCRA compliance processes; failed to devote to its SCRA compliance processes adequate internal controls, compliance risk management, internal audit, third party management, and training; and engaged in violations of the SCRA.  Regarding the sworn document and collections litigation process, the Orders stated that BANA filed or caused to be filed in courts affidavits executed by its employees or employees of third party service providers making assertions that, in many cases, were not based on personal knowledge or review of relevant books and records; filed or caused to be filed in court affidavits when BANA did not follow proper notary procedures; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its sworn document and collections litigation processes; and failed to sufficiently oversee outside counsel and other third-party providers handling sworn document and collections litigation services.  In the Orders, BANA agreed to pay a civil money penalty in the total amount of $30 million, has begun corrective action, and is committed to taking all necessary and appropriate steps to remedy the deficiencies, unsafe or unsound practices, and violations of law identified by the OCC, and to enhance its SCRA compliance practices and sworn document and collections litigation practices.  Specifically, BANA agreed to: (a) appoint and maintain a compliance committee to monitor and oversee BANA’s compliance with the Orders and to approve measures to ensure compliance; (b) submit an acceptable plan containing a complete description of the actions to achieve compliance with the Orders; (c) submit a written plan to effectively implement an enterprise-wide compliance risk management program regarding compliance with all applicable laws, regulations, and regulatory guidance; (d) conduct a written, comprehensive assessment of its risk in SCRA compliance operations, including but not limited to, operational, compliance, legal, and reputational risks; (e) submit acceptable written plans to ensure its compliance with the SCRA and with regard to collections litigation; (f) submit plans to conduct a SCRA review and a collections litigation review of accounts, SCRA and collections litigation remediation, and SCRA internal audit; (g) submit policies and procedures for SCRA third party management and improvements to its management information systems for SCRA compliance activities, and to provide certain reports to the compliance committee; (h) submit written plans, programs, policies, and procedures required by the Orders; and (i) submit a written progress report dealing the form and manner of all actions taken to secure compliance with the provision of the Orders and the results thereof.  In settlement of this matter, BANA consented and agreed to the issuance of the Orders, which the OCC has determined to accept and has issued.  BANA neither admits nor denies the findings in the Orders.

BAC Foreign Exchange Settlement 5/20/2015

On May 20, 2015, the Board of Governors of the Federal Reserve System (“FRB”) issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty against Bank of America Corporation (“BAC”) relating to its foreign exchange (“FX”) activities (“Order”) from 2008 through 2013.  The Order states that (a) BAC lacked adequate firm-wide governance, risk management, compliance and audit policies and procedures to ensure that certain of the firm’s  FX activities complied with safe and sound banking practices, applicable U.S. laws and regulations, including policies and procedures to prevent potential violations of the U.S. commodities, antitrust and criminal fraud laws, and applicable internal policies; (b) BAC’s deficient policies and procedures prevented BAC from detecting and addressing periodic conduct by Bank of America, N.A.’s traders relating to certain communications by these traders; and (c) as a result of deficient policies and procedures described above, BAC engaged in unsafe and unsound banking practices.  In the Order, BAC agreed to pay a civil money penalty in the total amount of $205 million and continue to implement additional improvements in its internal controls, compliance, risk management, and audit programs for the FX activities in order to comply with BAC policies, safe and sound banking practices, and applicable U.S. laws/regulation. Specifically, BAC agreed: (a) BAC shall submit a written plan to improve senior management’s oversight of BAC’s compliance with applicable U.S. laws/regulations and internal policies in connection with certain wholesale trading and sales activities; (b) BAC shall submit an enhanced written internal controls and compliance program to comply with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (c) BAC shall submit a written plan to improve its compliance risk management program with regard to compliance with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (d) BAC management shall annually conduct a review of compliance policies and procedures applicable to certain wholesale trading and sales activities and their implementation and an appropriate risk-focused sampling of other key controls for certain wholesale trading and sales activities; (e) BAC shall submit an enhanced written internal audit program with respect to compliance with U.S. laws/regulations in certain wholesale trading and sales activities; and (f) BAC shall not in the future directly or indirectly retain any individual as an officer, employee, agent, consultant, or contractor of BAC or of any subsidiary who, based on the investigative record compiled by U.S. authorities, participated in the misconduct underlying the Order, has been subject to formal disciplinary action as a result of BAC’s internal disciplinary review or performance review in connection with the conduct, and has either separated from BAC or any subsidiary thereof or had his/her employment terminated in connection with the conduct.  In settlement of this matter, BAC consented and agreed to the issuance of the Order, which the FRB has determined to accept and has issued.

Massachusetts Securities Division Consent Order 3/23/2015

This Massachusetts Securities Division (the “Division”) consent order addressed allegations that MLPF&S violated the Massachusetts Uniform Securities Act (the “Act”) and Code of Massachusetts Regulations (the “Regulations”) resulting from its use of an unapproved internal presentation given to its financial advisors.  Without admitting or denying the allegations, MLPF&S agreed to cease and desist from conduct in violation of the Act and the Regulations, agreed to be censures by the Division, agreed to pay an administrative fine  of $2,500,000, and agreed to conduct a review of MLPF&S’s policies and procedures for the review and approval of internal-use materials, identify changes or enhancements that will be made to these MLPF&S policies and procedures, and provide a report to the Division.

MLPF&S New Hampshire Consent Order 12/29/2014

The New Hampshire Bureau of Securities Regulation (the “Bureau”) determined that, in violation of New Hampshire law, MLPF&S’s agents licensed in New Hampshire placed telemarketing calls to New Hampshire residents who were not clients of MLPF&S at the time of the calls and whose numbers appeared on MLPF&S’s internal do not call list or on the FTC’s National Do Not Call Registry.  Further during the course of its investigation, the Bureau determined that MLPF&S did not reasonably supervise the telemarketing activities of its agents licensed in New Hampshire.  Without admitting or denying the facts or allegations, MLPF&S consented to the entry of the Consent Order and consented to (i) cease and desist from further violations of N.H. RSA 421-B, (ii) pay the Bureau’s cost of investigation in the amount of $50,000, (iii) pay an administrative fine of $350,000, and (iv) comply with all other undertakings and sanctions.  Since the initiation of the Bureau’s investigation, MLPF&S agreed to and completed enhancements and provided evidence to the Bureau of the completed enhancements to its telemarketing policies and procedures.

BOAMS Injunctive Action 11/25/2014

On November 25, 2014, the U.S. District Court for the Western District of North Carolina issued a Final Judgment as to MLPF&S and other entities, including Bank of America, National Association (“BANA”) (collectively the “Entities”) (the “ SEC Final Judgment”) in the civil injunctive action for which a complaint was filed by the Securities and Exchange Commission on August 6, 2013 against the Entities (the “SEC Complaint”).  The SEC Complaint alleged that the Entities made material misrepresentations and omissions in connection with the sale of Residential Mortgage-Backed Securities (“RMBS”).  Specifically, the SEC Complaint alleged that the Entities failed to disclose the disproportionate concentration of wholesale loans underlying the RMBS as compared to prior RMBS offerings.  The SEC Complaint also alleged that the concentration of wholesale loans in the RMBS included higher likelihood that the loans would be subject to material underwriting errors, become severely delinquent, fail early in the life of the loan, or prepay.  The SEC Complaint further alleged that the entities violated Regulation S-K and Subpart Regulation AB of the Securities Act of 1933 by failing to disclose material characteristics of the pool of loans underlying the RMBS, that the Entities made material misrepresentations and omissions in their public files and in the loan tapes provided to investors and rating agencies, and that Entities not including BANA violated section 5(b)(1) of the Securities Act by failing to file with the SEC certain loan tapes that were provided only to select investors. The Entities consented to the entry of the SEC Final Judgment without admitting or denying the allegations in the SEC Complaint.  The SEC Final Judgment states that the Entities are permanently restrained and enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, and jointly and severally liable for disgorgement of $109,220,000, prejudgment interest of $6,620,000 and a civil penalty of $109,220,000 (together the “Funds”); the District Court retained jurisdiction over the administration of any distribution of the Funds.

BANA OCC Foreign Exchange Settlement 11/11/2014

On November 11, 2014, the Office of the Comptroller of the Currency of the United States of America (“OCC”) issued a Consent Order and a Consent Order for the Assessment of a Civil Money Penalty against BANA related to its foreign exchange (FX) business (“Orders”) from 2008 through 2013.  The OCC found, and BANA neither admitted nor denied, that BANA had deficiencies in its internal controls and had engaged in unsafe or unsound banking practices with respect to the oversight and governance of BANA’s FX trading business such that the bank failed to detect and prevent certain conduct.  Specifically, the OCC found that: a)  BANA’s compliance risk assessment lacked sufficient granularity and failed to identify the risks related to sales, trading and supervisory employees in that business (“Employee”); b) BANA’s transaction monitoring and communications surveillance lacked an adequate analysis of risk-behavior related to Employee market conduct in its wholesale foreign exchange business where it is acting as principal (“FX Trading”); c) BANA’s compliance testing procedures were inadequate to measure adherence to its standards of Employee conduct and firm policies applicable to Employee market conduct in FX Trading; and d) BANA’s risk assessment and coverage of the FX trading business needed improvement to identify and mitigate compliance risks related to Employee market conduct; e) BANA’s customer information controls were inadequate regarding the WM/Reuters order book to prevent the misuse of customer information; f) BANA’s risk and profitability reporting was inadequate to identify potential Employee market misconduct in FX Trading; and g) BANA’s FX business supervision routines were inadequate because they created “gaps” in the Employee market conduct supervisory framework.  In the Orders, BANA agreed to make a payment of a civil money penalty in the total amount of $250 million.  Also, BANA committed (and had already begun) taking all necessary and appropriate steps to remedy the deficiencies and unsafe or unsound practices identified by the OCC and has begun implementing procedures to remediate the practices addressed in the Orders.  Specifically, BANA agreed to: a) maintain a board compliance committee responsible for monitoring and coordinating BANA’s compliance with the provisions in the Orders; b) submit to the OCC an action plan describing the actions that are necessary and appropriate to achieve compliance with certain aspects of the Orders; c) submit an acceptable oversight and governance written plan to provide for certain management oversight and governance relating to Employee market conduct in FX Trading; d) submit an acceptable compliance risk assessment written plan to provide for a compliance risk assessment sufficiently granular to identify risks related to Employee market conduct in FX Trading; e) submit an acceptable monitoring and surveillance written plan to provide for appropriate monitoring and communications surveillance related to Employee market conduct in FX Trading;  f) submit an acceptable compliance testing written plan to provide for appropriate compliance testing related to Employee market conduct in FX Trading; g) submit an acceptable internal audit written plan for the internal audit program to adequately address Employee market conduct in FX Trading; and h) submit an acceptable other trading activities written plan to ensure that BANA proactively uses a risk-based approach to apply Employee market conduct remedial measures in the Orders to other wholesale trading as principal for the BANA and benchmark activities as appropriate and defined in the BANA’s written plan.

BAC Regulatory Capital Overstatements 9/29/2014

The Securities and Exchange Commission (“Commission”) alleged that BAC, as part of its regulatory capital calculations, failed to deduct certain realized losses on certain structured notes and other financial instruments (the “Notes”) issued by Merrill Lynch & Co., Inc. (“ML&Co.”) that BAC assumed or acquired as part of its acquisition of ML&Co. and, therefore, BAC overstated its regulatory capital in its Form 10-Q filings from 2009-2014 and in its Form 10-K filings for financial years 2009-2013.  The Commission alleged that BAC violated Section 13(b)(2)(A) and (B) of the Exchange Act.  On September 19, 2014, BAC, without admitting or denying the Commission’s findings, except as to the Commission’s jurisdiction over it and the subject matter of the proceedings, agreed to (1) cease and desist from committing or causing any violations and any future violations for Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and (2) pay a civil money penalty of $7,650,000.  The Commission noted that BAC self identified and self reported the overstatements and the Commission noted that BAC had provided substantial cooperation to the Commission staff.  The Commission also noted that BAC had voluntarily undertaken steps to remediate and address, among other things, the inadequate books and records and internal accounting control deficiencies that were the subject of the proceeding.

BAC Mortgage Obligations SEC Administrative Proceeding 8/21/2014

The Securities and Exchange Commission (“Commission”) alleged that BAC failed to make required disclosures in the Management’s Discussion and Analysis and Results of Operations (“MD&A”) sections of periodic filings, related to known uncertainties as to whether certain costs related to loans BAC would ultimately be required to repurchase from certain insurers would have a material effect on BAC’s future income from continuing operations.  The Commission alleged that BAC violated Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.  BAC agreed to (1) cease and desist from committing or causing any violations and any future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 promulgated thereunder; and (2) pay a civil money penalty of $20 million.  In addition, BAC admitted to certain facts set out in an annex to the Administrative Order, acknowledged that its conduct set forth in the annex to the Administrative Order violated the federal securities law and admitted to the Commission’s jurisdiction over it and the subject matter of the proceedings.

MLPF&S Blue Sheet AWC 6/04/2014

Without admitting or denying the findings, MLPF&S consented to a fine of $1,000,000, a censure, certain undertakings, and to the entry of findings that it submitted at least 5,323 inaccurate blue sheets to various securities regulators, including the SEC and FINRA.  The findings stated that the inaccurate blue sheets failed to include customer names and addresses for trades made on the day the customer opened a firm account.  Between 2008 and January 2014, a trade could occur in a new customer's account before the customer's name and address data was fully populated.  In such instances, MLPF&S listed "no name" on the blue sheets associated with such trades.  As a result of this problem, MLPF&S submitted at least 2,980 inaccurate blue sheets to the SEC; 1,538 inaccurate blue sheets to FINRA; 733 inaccurate blue sheets to NYSE; and 72 inaccurate blue sheets to other regulators.  The findings also stated that MLPF&S failed to have in place an audit system reasonably providing for accountability of its blue sheet submissions and designed to ensure compliance with federal securities laws.  MLPF&S agreed to conduct a review of its policies, systems, and procedures (written or otherwise) relating to its compilation and submission of blue sheet data and the audit deficiencies addressed in the Acceptance, Waiver & Consent (“AWC”).

BANA/FIA CFPB Consent Order 4/7/2014

On April 7, 2014, the Consumer Financial Protection Bureau (“CFPB”) issued a Consent Order against Bank of America, National Association (“BANA”) and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called “add-on” products.  In addition, the CFPB identified what it alleged were deceptive statements in connection with the marketing and sale of credit card debt cancellation products.  Without admitting or denying any findings of fact or violations of law or wrongdoing, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $20,000,000 and  to cease and desist from engaging in further violations of law in connection with the marketing and administration of credit protection products and the billing and administration of identity protection products.  Further, the Consent Order requires a restitution plan to be submitted to the CFPB and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices (“UDAAP”) risk.

BANA/FIA OCC Consent Order 4/7/2014

On April 7, 2014, the OCC issued a Consent Order against BANA and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called “add-on” products.  Without admitting or denying the findings, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $25,000,000.  Further, the Consent Order requires a restitution plan to be submitted to the OCC and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices (“UDAAP”) risk.

BAC NYAG Settlement 3/25/2014

On February 4, 2010, the New York Attorney General filed a civil complaint in the Supreme Court of New York State, entitled People of the State of New York v. Bank of America, et al. The complaint named as defendants BAC and BAC’s former chief executive and chief financial officers, Kenneth D. Lewis, and Joseph L. Price, and alleged violations of Sections 352, 352-c(1)(a), 352-c(1)(c), and 353 of the New York Martin Act, and Section 63(12) of the New York Executive Law.  The complaint attacked the sufficiency and accuracy of Bank of America’s disclosures and its practices related to practices related to Bank of America’s merger with Merrill Lynch & Co., Inc. (the “Merger”), including: (i) the disclosure of Merrill Lynch & Co., Inc.’s financial condition and its interim and projected losses during the fourth quarter of 2008, (ii) BAC’s contacts with federal government officials regarding the BAC’s consideration of invoking the material adverse effect clause in the merger agreement with Merrill Lynch & Co., Inc. and the possibility of obtaining additional government assistance, (iii) the disclosure of the payment and timing of year-end incentive compensation to Merrill Lynch &Co., Inc. employees, and (iv) public statements regarding the due diligence conducted in connection with the Merger and positive statements regarding the Merger.  The complaint sought an unspecified amount in disgorgement, penalties, restitution, and damages, costs and other equitable relief, although the NYAG withdrew its demand for damages.  On March 25, 2014, BAC entered into a settlement agreement terminating the New York Attorney General’s lawsuit against BAC.  BAC agreed to pay the New York Attorney General $15,000,000 (as costs of investigation and subsequent litigation) as well as making several corporate governance changes.

MLPF&S CDO Settlement 12/12/2013

Pursuant to an Offer of Settlement made by MLPF&S, on December 12, 2013 the SEC issued an order (“Order”) stating that MLPF&S violated the federal securities laws in connection with its structuring and marketing of a series of collateralized debt obligation transactions (“CDOs”) in 2006 and 2007.  According to the Order, MLPF&S failed to inform investors in two CDOs that a hedge fund firm that bought the equity in the transactions but whose interests were not necessarily the same as those of the CDOs’ other investors, had undisclosed rights relating to, and exercised significant influence over, the selection of the CDOs’ collateral. The Order stated that, as a result of its conduct, MLPF&S violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 (“Securities Act”) and section 17(a)(1) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 17a-3(a)(2) thereunder.  MLPF&S consented to the entry of the Order without admitting or denying the findings therein.  The Order (1) required that MLPF&S cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 17(a)(1) of the Exchange Act and Rule 17a-3(a)(2) thereunder; (2) censured MLPF&S; and (3) required that MLPF&S pay disgorgement of $56,286,000 and prejudgment interest of $19,228,027 and a civil money penalty in the amount of $56,286,000 (for a total payment of $131,800,027).

Massachusetts Securities Division Order 10/30/2013

The Massachusetts Securities Division (the "Division") alleged that MLPF&S failed to reasonably supervise a former agent in violation of M.G.L. c. 110A, §204(a)(2)(J).  On October 30, 2013, without admitting or denying the alleged Violations of Law, MLPF&S consented to the entry of a Consent Order, paid a civil penalty of $500,000, agreed to offer reimbursement to five current or former MLPF&S clients, agreed to certify that it has reviewed its policies and procedures with regard to the monitoring of employee accounts, agreed to a censure, and agreed to cease and desist from violating M.G.L. c. 110A, §204(a)(2)(J).

MLPF&S FINRA AWC 10/24/2013

MLPF&S effected securities transactions while a trading halt was in effect with respect to the securities.  MLPF&S transmitted reports to the Order Audit Trail System (OATS) that contained an inaccurate originating department ID, submitted erroneous desk reports, submitted reports with an incorrect special handling code, erroneous handling codes, incorrect order received time, incorrect limit price, submitted reports without a reporting exception code, incorrectly submitted a new order report and route reports, and failed to submit a route report.  MLPF&S made available a report on the covered orders in National Market System Securities it received for execution from any person which included incorrect information.  MLPF&S incorrectly classified a covered order as not covered and calculated and reported an incorrect amount of total covered orders, covered shares, and total cancelled shared. MLPF&S failed to report to the FINRA/NASDAQ Trade Reporting Facility (FNTRF) the correct symbol indicating the related market center in transactions in reportable securities.  MLPF&S failed to report the exercise of an over-the-counter (OTC) option.  MLPF&S’s supervisory system did not provide for supervision reasonably designed to achieve compliance with applicable securities laws, regulations and FINRA Rules addressing quality of market topics.  MLPF&S’s written supervisory procedures (WSPs) failed to provide for minimum requirements for adequate WSPs in trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participant identifiers (approval of MPIDs).  MLPF&S had fail-to-deliver positions at a registered clearing agency in an equity security that resulted from a long sale, and did not close the fail-to-deliver positions by purchasing securities of like kind and quantity within the time frame prescribed by SEC Rule 204(A)(1). MLPF&S executed short sale orders and failed to properly mark the orders as short.  MLPF&S failed to contemporaneously or partially execute customer limit orders in a NASDAQ security after it traded each subject order for its own market-making account at a price that would have satisfied each customer’s limit order.  MLPF&S failed to report complete and accurate data to the FNTRF in transactions in reportable securities.  MLPF&S incorrectly reported an agency cross transaction as a principal transaction with a blank contra party; failed to report the contra party broker-dealer on principal trades; reported an incorrect buy/sell indicator; failed to report the correct execution time; and failed to timely submit non-tape reports with the .RX modifier.  Without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, MLPF&S is censured, fined $85,000, required to pay $77.98, plus interest, in restitution and required to revise its WSPs regarding trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participation identifiers (approval of MPIDs) within 30 business days of acceptance of this AWC by the NAC.  A registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

MLPF&S District of Columbia Settlement 9/10/2013

An agent of the MLPF&S failed to furnish a client material information that the client was entitled to on a timely basis in violation of 26 DCMR B 119.2(u).  As a result of the agent’s conduct, MLPF&S violated just and equitable standards of conduct (FINRA Rule 2010), in violation of 26 DCMR B 119.2 (bb).  On September 10, 2013, without admitting or denying the Statement of Facts and Conclusions of Law, MLPF&S consented to the entry of the Administrative Settlement Agreement, paid $15,000 to the District of Columbia’s general fund, and shall cease and desist from violating 26 DCMR B 119.2 (bb).

BANA MAS Censure 6/14/2013

On June 14, 2013, the Monetary Authority of Singapore (“MAS”) took administrative action against Bank of America, National Association (Singapore Branch) (“BANA Singapore”) and eighteen other banks in the market for deficiencies in governance, risk management, internal controls, and surveillance systems from 2007 to 2011 related to the submission processes for Singapore dollar interest rate benchmarks – specifically, SIBOR and SOR – and Foreign Exchange spot benchmarks in four emerging market Asian currencies (“ABS Benchmarks”).  In addition, the MAS determined BANA Singapore personnel engaged in electronic communications in which they initiated, received, acknowledged, or relayed requests to improperly influence submissions for certain of the above-referenced ABS Benchmarks.  The MAS stated it had not made the finding that the ABS Benchmarks had been manipulated by any of the nineteen banks subject to its order, but found that the action of the BANA Singapore (and other banks’) personnel reflected a lack of professional conduct and integrity.  The MAS is requiring BANA Singapore to adopt measures to address the deficiencies, report its progress in addressing these deficiencies on a quarterly basis, and conduct independent reviews to ensure the robustness of the remedial measures.  BANA Singapore was not fined, but instead was required to post with the MAS for one year a statutory reserve of 700 million Singapore dollars (approximately US$551 million) which is refundable upon satisfaction of the MAS’s order on remedial measures.

Massachusetts Securities Division 144A Securities 4/18/2013

The Massachusetts Securities Division (Division) alleged that MLPF&S violated Sections 204(a)(2)(G) and 204(a)(2)(J) of the Massachusetts Uniform Securities Act (“Act”) in connection with the sale of unregistered securities by MLPF&S to two Massachusetts cooperative banks and their subsidiaries.  On April 18, 2013, without admitting or denying the allegations, MLPF&S entered into a settlement with the Division, in which it agreed to permanently cease and desist from violating the Act and to pay a civil penalty in the amount of $250,000.  MLPF&S also represented that it had entered into separate independent settlement agreements with the banks, pursuant to civil actions.

MLPF&S BondMarket Matter 4/02/2013

MLPF&S’s proprietary bond market order execution system had a flawed pricing logic, with respect to non-convertible preferred securities, that only incorporated the quotations from the two primary exchanges where the securities were listed.  As a result, in instances where there was a better price on a market other than the primary listing exchange, the firm systematically executed transactions in non-convertible preferred securities with its customer on its proprietary order execution system at prices inferior to the national best bid or offer (NBBO).  In 12,259 transactions for or with a customer, the firm thus failed to use reasonable diligence to ascertain the best inter-dealer market and failed to buy or sell in such market so that the resultant price to its customer was as favorable as possible under prevailing market conditions.  The firm failed to establish and maintain a supervisory system, including written supervisory procedures (WSPs) reasonably designed to ensure compliance with the firm’s best execution obligations for transactions in non-convertible preferred securities executed on its order execution system.  The firm’s supervisory system was deficient in that it failed to perform any post execution review of non-convertible preferred transactions executed on its system to ensure compliance with its best execution obligations despite the fact it received several inquiry letters from FINRA regarding the relevant conduct.  Although the firm took some remedial measures intended to address issues raised by FINRA, it failed to identify the flawed pricing logic until a later date.  Approximately 2,200 transactions were identified on FINRA’s best execution report cards available to the firm for over three years.  Despite these red flags, the firm failed to perform any meaningful supervisory review for best execution of non-convertible preferred transactions executed on its proprietary system.  The firm’s WSPs were not adequate for almost three years in that they did not describe the supervisory steps to be taken by the person responsible for a best execution supervisory review of non-convertible preferred transactions executed on its proprietary system.  For two years, the firm’s WSPs did not provide for the person or persons responsible for ensuring compliance with the applicable rules; a statement of the supervisory steps to be taken by that person; a statement as to how often such person should take such steps; and a statement as to how the completion of supervisory reviews should be documented.  On April 2, 2013, without admitting or denying the findings, the firm consented to the described sanctions and to the entry of findings; therefore, the firm is censured, fined $1,050,000.00, required to revise its WSPs regarding supervisory procedures to be followed by the person responsible for best execution of non-convertible preferred transactions executed on its proprietary order execution system within 30 business days of acceptance of this AWC by the NAC, and to pay restitution of $323,950.04, plus interest, in connection with the 12,259 transactions.  a registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

Cal PSA Matter  12/27/2012

MLPF&S and Banc of America Securities LLC, which was consolidated into MLPF&S, were members of a municipal securities association which requested that its members make underwriting assessment payments of $0.01 per bond, and later $0.02 per bond, when they participated in bond issuances in California of more than $2 million in issue size with more than two years to maturity.  The municipal securities association’s mission was to keep its members informed of legislative and regulatory developments affecting the municipal securities industry and to provide a forum through which the municipal securities industry could review and respond to these developments.  The association billed its members on the per-bond basis, regardless of whether there was any direct relationship between that bond issuance and the association’s activities, and regardless of whether the association provided any services required for the underwriting.  The firms paid the association a total of $387,455.62 for participating in the underwriting of approximately 252 applicable transactions.  The firm obtained reimbursement for the voluntary payments from the proceeds of municipal and state bond offerings which was unfair.  The assessments did not have a direct relationship to any activities conducted with respect to each bond offering.  The firm was not required by any statute or regulations to be a member of the association yet treated its assessments as an expense of each transaction and requested and received reimbursement of the payments from the proceeds of each bond offering.  The firm listed the underwriting assessments as expenses of the underwriting but its requests for reimbursement were not fair because they were not accompanied by adequate disclosure to issuers.  The firm’s practices resulted in the expenditure of the proceeds of municipal and state bond offerings to an organization engaged in political activities.  In response to a request from the Treasurer of the State of California, the firms have returned $100,255.58 to multiple issuers as a refund for the underwriting assessments reimbursed from offering proceeds.  The firms failed to adopt, maintain and enforce written supervisory procedures (WSPs) reasonably designed to ensure compliance with MSRB Rule G-17 as it relates to the conduct described here.  The firms failed to establish reasonable procedures for reviewing and disclosing expenses for municipal securities associations for which it requested reimbursement from the proceeds of municipal and state offerings, and for ensuring that those requests were fair and adequate.  The firms also failed to adopt, maintain and enforce adequate systems and WSPs reasonably designed to monitor how the municipal securities associations to which it belonged used the funds that the firm provided.  Adequate policies and procedures were especially necessary in light of one association’s engagement in political activities.  On December 27, 2012, without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, the firm is censured and fined $787,000 for MSRB rule violations and ordered to pay $287,200.04 in restitution and to submit satisfactory proof of payment of restitution or of reasonable documented efforts to effect restitution to the issuers located in California to which the firm has not yet provided restitution.

MLPF&S ICE Futures U.S. Settlement 8/22/2012

The Business Conduct Committee of ICE Futures U.S., Inc. determined that MLPF&S may have violated Exchange Rule 6.13(a) on February 2 and 3, 2011 by maintaining a short position in Cotton No. 2 for a corporate affiliate which exceeded the net 5,000 futures equivalent all months position limit.  On August 22, 2012, without admitting or denying the violation of any Exchange Rules, MLPF&S agreed to pay a fine of $25,000 and to cease and desist from future violations of Exchange Rule 6.13(a).

Global Mortgage Settlement 3/12/2012

On March 12, 2012, the Department of Justice and the Attorneys General of 49 states and the District of Columbia filed a complaint (“Complaint”) and consent judgment against Bank of America Corporation, Bank of America, N.A., BAC Home Loans Servicing, LP f/k/a Countrywide Home Loans Services, LP, Countrywide Home Loans, Inc., Countrywide Financial Corporation, Countrywide Mortgage Ventures, LLC, and/or Countrywide Bank, FSB (together, “Bank of America” and the “Defendants”) and other major mortgage servicers to settle a number of related investigations into residential loan servicing and origination practices (the “Settlement”).  The Complaint alleged the Defendant’s misconduct related to its origination and servicing of single family residential mortgages caused the Defendants to have violated, among other laws, the Unfair and Deceptive Acts and Practices laws of the plaintiff States, the False Claims Act, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Servicemembers Civil Relief Act, and the Bankruptcy Code and Federal Rules of Bankruptcy Procedure.  On April 5, 2012, the U.S. District Court for the District of Columbia approved the Settlement by entering the consent judgment.  As a result of the settlement, Bank of America Corporation and/or its affiliated entities shall pay or cause to be paid into an interest bearing escrow account to be established for this purpose the sum of $2,382,415,075, which sum shall be added to funds being paid by other institutions resolving claims in this matter and according to certain criteria established in the settlement.  Up to $120 million of this amount may be treated as a civil penalty.  In addition, Bank of America shall provide $7,626,200,000 of relief to consumers who meet certain eligibility criteria relating to servicing of loans.  The additional servicing and origination standards include the development of new or enhanced programs to provide borrower assistance, the development of proprietary programs to provide expanded mortgage modification solutions, including the broader use of principal reductions if permitted by the mortgage investor, enhanced programs for unemployed, military service members and other customers with identified special situations, enhanced facilitation of short sales, and the offer of other assistance programs, such as deed-in-lieu of foreclosure and funds for families transitioning out of home ownership.  Also, Bank of America shall provide $948,000,000 to a new refinancing program for current consumers who meet other eligibility criteria.  The refinancing program is intended to expand refinancing opportunities or lower interest rates on Bank of America owned mortgages to provide reduced payments for many homeowners who are current on their payments but owe more than the current value of their homes.  Following finalization of the settlement terms, Bank of America will finalize its program enhancements and  provide additional details of eligibility requirements.  Bank of America consented to the entry of the Consent Judgment without admitting the allegations in the complaint other than those facts deemed necessary to jurisdiction.  Bank of America made its payment to the escrow agent on April 11, 2012.  The Settlement does not result in an injunction or any findings of violations of law.

BAC Foreclosure Practice Order 4/13/2011

On April 13, 2011, the Board of Governors of the Federal Reserve System (“Federal Reserve”) issued a cease and desist consent order (“Consent Order”) against BAC.  The Consent Order makes no finding on any issues of fact or law or any explicit allegation concerning BAC.  The Consent Order describes a consent order that the OCC and BANA, which is owned and controlled by BAC, entered into addressing areas of weakness identified by the OCC in mortgage loan servicing, loss mitigation, foreclosure activities, and related functions by BANA.  The Consent Order also states that the OCC’s findings raised concerns that BAC did not adequately assess the potential risks associated with such activities of BANA.  The Consent Order directs the board of directors of BAC to take appropriate steps to ensure that BANA complies with the OCC consent order.  The Consent Order requires BAC and its institution-affiliated parties to cease and desist and take specified affirmative action, including that BAC or its board:  (1) take steps to ensure BANA complies with the OCC order; (2) submit written plans to strengthen the board’s oversight of risk management, internal audit, and compliance programs concerning certain mortgage loan servicing, loss mitigation, and foreclosure activities conducted through BANA; and (3) periodically submit written progress reports detailing the form and manner of all actions taken to secure compliance with the Consent Order.  BAC submitted an offer of settlement to the Federal Reserve.  In the offer of settlement, BAC agreed to consent to the entry of the Consent Order, without the Consent Order constituting an admission by BAC or any of its subsidiaries of any allegation made or implied by the Federal Reserve in connection with the matter.

BANA Foreclosure Practice Order 4/3/2011

On April 13, 2011, the OCC issued a cease and desist consent order (“Order”) against BANA.  The Order identified certain deficiencies and unsafe or unsound practices in residential mortgage servicing and in BANA’s initiation and handling of foreclosure proceedings.  The Order finds that in connection with certain foreclosures of loans in it is residential servicing portfolio, BANA; (a) filed or caused to be filed in courts executed affidavits making various assertions that were not based on the affiants’ personal knowledge or review of relevant books and records; (b) filed or caused to be filed in courts numerous affidavits or other mortgage-related documents that were not properly notarized; (c) litigated foreclosure proceedings and initiated non-judicial foreclosure proceedings without always ensuring that the promissory note or the mortgage document was properly endorsed or assigned and, if necessary, in the possession of the appropriate party at the appropriate time; (d) failed to devote sufficient resources to ensure proper administration of its foreclosure processes; (e) failed to devote to its foreclosure processes adequate oversight, internal controls, policies and procedures, compliance risk management, internal audit, third party management and training; and (f) failed to sufficiently oversee third-party providers handing foreclosure-related services.  The Order requires that BANA cease and desist such practices and requires BANA’s Board to maintain a Compliance Committee that is responsible for monitoring and coordinating BANA’s compliance with the Order.  The Order provides for BANA to: (a) submit a comprehensive action plan that includes a compliance program, third-party management policies and procedures, controls and oversight of BANA’s activities with respect to the Mortgage Electronic Registration System and compliance with MERSCORP’s membership rules, terms, and conditions; (b) retain an independent consultant to conduct an independent review of residential foreclosure actions regarding individual borrowers; (c) plan for operation of management information systems; (d) submit a plan for effective coordination of communications with borrowers related to loss mitigation or loan modification and foreclosure activities; (e) conduct an assessment of BANA’s risks in mortgage servicing operations; and (f) submit periodic written progress reports detailing the form and manner of all actions taken to secure compliance with the Order.  BANA submitted an offer of settlement to the OCC.  In the offer of settlement, BANA agreed to consent to the entry of the Order, without admitting or denying any wrongdoing. On June 17, 2015, the OCC terminated this Order against BANA because the OCC determined that the protection of the depositors, other customers, and shareholders of BANA, as well as its safe and sound operation, does not require the continued existence of the Order issued in April, 2011 and BANA has satisfied all of the requirements of an amendment to the Order issued in February, 2013.

Gail Cahaly, et al. v. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Benistar Property Exchange Trust Co., Inc.(“Benistar”), et al. (Massachusetts Superior Court, Suffolk County, MA)—2/07/2011

Plaintiffs alleged that MLPF&S aided and abetted a fraud, violation of a consumer protection law, and breach of fiduciary duty allegedly perpetrated by Benistar, a former MLPF&S client, in connection with trading in the client's account.  During the proceedings, plaintiff also made allegations that MLPF&S engaged in sanctionable conduct in connection with the discovery process and the trial.  In 2002, following a trial, a jury rendered a verdict for plaintiffs.  Thereafter, the Court granted MLPF&S’s motion to vacate and plaintiffs’ motion for a new trial.  On June 25, 2009, following a retrial, the jury found in plaintiffs’ favor.  On January 11, 2011, the Court entered rulings denying plaintiffs’ motion for sanctions and punitive damages, awarding certain plaintiffs consequential damages, and awarding attorneys’ fees and costs.  On February 7, 2011, the Court issued final judgment requiring MLPF&S to pay $9,669,443.58 in consequential and compensatory damage plus statutory interest, and $8,700,000 in attorneys’ fees and costs; but denying plaintiffs’ requests for punitive damages and sanctions.  The client, a co-defendant, filed a notice of appeal on or about January 19, 2011.  Plaintiffs and Applicant also appealed.  While the appeals were pending, on December 26, 2012, Plaintiffs and Applicant agreed to settle for $22,500,000.

BAC Muni Derivative Settlement 12/06/2010

The Federal Reserve reviewed certain activities related to various types of anti-competitive activity by certain employees of BAC in conjunction with the sale of certain derivative financial products to municipalities and non-profit organizations variously between 1998 and 2003.  Following the review, BAC and the Federal Reserve entered into a Formal Written Agreement on December 6, 2010, to ensure that BAC proactively and appropriately manages its compliance risk related to certain competitively bid transactions. In addition, BAC agreed to submit a written plan to strengthen BAC’s compliance risk management program regarding those same competitively bid transactions, and to promptly implement that plan once it is approved by the Federal Reserve Bank of Richmond.

BANA Muni Derivative Settlement 12/07/2010

The OCC reviewed certain activities related to the participation of certain employees of BANA in the sale of certain derivative financial products to municipalities and non-profit organizations, and found information indicating that certain BANA employees engaged in illegal bidding activity related to the sale of those derivative financial products variously between 1998 and January 2004.  Following the review, BANA and the OCC entered into a Formal Written Agreement on December 7, 2010, to ensure that BANA proactively and appropriately manages its compliance risk related to various competitively bid transactions, including those related to derivative financial products to municipalities and non-profit organizations.

In addition, BANA agreed to do a formal assessment of all business lines that engage in certain types of competitively bid transactions, to complete a formal evaluation of the operational policies and procedures applicable to such businesses to ensure that adequate policies and procedures exist to ensure compliance with safe and sound banking practices, law, and regulations related to the competitively bid transactions, and to develop an internal training program to ensure compliance with all laws and regulations related to competitively bid transactions.  Upon approval by the OCC, BANA must immediately begin to implement the policies, procedures and programs called for by the Agreement.  Finally, BANA agreed to pay unjust enrichment in the amount of $9,217,218 to certain counterparties indentified by the OCC.

MLPF&S (as successor to BAS) Muni Derivative Settlement 12/07/2010

On December 7, 2010, SEC issued an administrative and cease-and-desist order (the “Order”) finding that Banc of America Securities LLC (“BAS”) (which was merged with and into MLPF&S on November 1, 2010) willfully violated Section 15(c)(1)(A) of the Securities Exchange Act of 1934 when certain employees participated in improper bidding practices involving the temporary investment of proceeds of tax-exempt municipal securities in reinvestment products during the period 1998-2002.  The Order censured BAS, ordered BAS to cease and desist from committing or causing such violations and future violations, and ordered BAS to pay disgorgement plus prejudgment interest in the amount of $36,096,442.00.  BAS consented to the Order without admitting or denying the SEC’s findings.

MLPF&S 529 Plan AWC 11/23/2010

On November 23, 2010, the Financial Industry Regulatory Authority (“FINRA”) alleged that MLPF&S violated MSRB Rule G-27 in that during the period January 2002 to February 2007, MLPF&S required registered representatives to consider potential state tax benefits offered by a state in which a client resides as a factor when recommending a client invest in a 529 plan. But MLPF&S’s written supervisory procedures did not require supervisors to document reviews to determine if registered representatives had in fact considered potential state tax benefits when recommending a client invest in a 529 plan.  As a result, MLPF&S did not have effective procedures relating to documenting its suitability determinations in connection with the sale of 529 plans.  Without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, MLPF&S is censured, fined $500,000 and required within 60 days of execution of this Acceptance, Waiver and Consent (“AWC”) to distribute a stand-alone letter acceptable to FINRA to each current customer who resided in a state that offered 529-related state tax benefits at the time the customer opened an advisor-sold specific 529 plan account at MLPF&S from June 2002 through February 2007; the letter will instruct the customers to call a designated MLPF&S phone number with inquiries, concerns or complaints regarding their 529 investment.  The designated number will be available for 120 days after which the number will contain a recorded message to contact MLPF&S’s college plan services area.  If requested within 180 days of mailing of the 529 letter, MLPF&S will assist in transferring or rolling-over any customer's investment in the specific plan into a 529 plan of the customer's choice within his/her home state, regardless of whether MLPF&S currently offers such 529 plan, with MLPF&S waiving any and all client fees, costs in connection with the sale, transfer, or roll-over of the specific plan; and/or any and all client fees, costs due to MLPF&S in connection with the initial purchase of a 529 plan within the customer's home state using the proceeds of the specific plan. MLPF&S shall provide FINRA semi-annually or upon FINRA’s request, until December 31, 2011, a report describing each oral/written inquiry, concern or complaint received through the designated number or any written complaint otherwise received by MLPF&S concerning the specific plan from the 529 letter recipients, along with a description of how MLPF&S addressed or resolved the inquiries, concerns or complaints of each such customer.

MLPF&S (as successor to BAI) Massachusetts Consent 11/17/2010

On November 17, 2010, the Commonwealth of Massachusetts Securities Division alleged that two employees of Banc of America Investment Services, Inc. (“BAI”) (which merged with and into MLPF&S on 10/23/2009) sold Fannie Mae and Freddie Mac federal agency step-up bonds to an investor and that they did not describe the bonds accurately.  The state regulator alleged that BAI failed to supervise the conduct in violation of M.G.L. C.110a § 204(a)(2)(g).  Only BAI was named as a respondent in the consent order.   On November 16, 2010, BAI submitted an offer of settlement, without admitting or denying the facts and without an adjudication of any issue of law or fact, and consented to the entry of the consent order.  BAI agreed to a fine of $100,000, to cease and desist, and to an undertaking to retain an independent compliance consultant and impose heightened supervision on a representative.

MLPF&S FINRA UIT AWC 8/18/2010

On August 18, 2010, FINRA alleged that MLPF&S violated NASD Rules 2110, 2210, 3010 in that  MLPF&S failed to establish, maintain and enforce a supervisory system and written supervisory procedures reasonably designed to achieve compliance with its obligations to apply sales charge discounts to all eligible Unit Investment Trust (“UIT”) purchases.  MLPF&S relied on its brokers to ensure that customers received appropriate UIT sales charge discounts, despite the fact that MLPF&S failed to appropriately inform and train brokers and their supervisors about such discounts.  MLPF&’s written supervisory procedures had little or no information or guidance regarding UIT sales charge discounts.  Once MLPF&S established procedures addressing UIT sales charges discounts, they were inaccurate and conflicting.  MLPF&S’s written supervisory procedures incorrectly stated that a discount would not apply when a client liquidates an existing UIT position and uses the proceeds to purchase a different UIT.  MLPF&S’s procedures lacked substantive guidelines, instructions, policies, or steps for brokers or their supervisors to follow to determine if a customer's UIT purchase qualified for and received a sales charge discount.  As a result of the defective procedures, MLPF&S failed to provide eligible customers with appropriate discounts on both UIT rollover and breakpoint purchases.  MLPF&S failed to identify and appropriately apply sales charge discounts in transactions reviewed in a sample of customer purchases in certain top selling UITS.  As a result, MLPF&S overcharged customers in this sample approximately $123,000.  Following FINRA's publication of a settlement with another firm concerning UIT transactions and independent of FINRA's pending inquiry, MLPF&S analyzed its application of sales charge discounts to UIT transactions.  As a result of the review, MLPF&S identified customers that were overcharged when purchasing UITs through MLPF&S and in accordance with the undertakings set forth below, will remediate those customers more than $2 million in overcharges.  MLPF&S approved for distribution inaccurate and misleading UIT sales literature and provided this UIT presentation for brokers to use with clients.  This presentation was subject to the content standards set forth in NASD Rule 2210(d) and violated those standards.  Without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, MLPF&S is censured, fined $500,000 and agrees to provide remediation to customers who, during the relevant period, purchased UITs and qualified for, but did not receive, the applicable sales charge discount.  Within 90 days of the effective date of this AWC, MLPF&S submitted to FINRA a proposed plan of how it will identify and compensate customers who qualified for, but did not receive, the applicable UIT sales charge discounts.  The date that FINRA notifies MLPF&S that it does not object to the plan shall be called the notice date.  In the event FINRA does object to the plan, MLPF&S will have an opportunity to address FINRA's objections and resubmit the plan within 30 days.  A failure to resubmit to FINRA a plan that is reasonably designed to meet the specific requirements and general purpose of the undertaking will be a violation of the terms of the AWC.  MLPF&S shall complete the remediation process within 180 days from the notice date.  Within 210 days of the notice date, MLPF&S will submit to FINRA a schedule of all customers identified during MLPF&S’s review as not having received an appropriate sales charge discount.  The schedule shall include details of the qualifying purchases and the appropriate discount and total dollar amounts of restitution provided to each customer.  Also within 210 days from the notice date, MLPF&S will submit to FINRA a report that explains how MLPF&S corrected its UIT systems and procedures and the results of MLPF&S’s implementation of its plan to identify and compensate qualifying customers including the amounts and manner of all restitution paid.

MLPF&S Client Associate Registration Settlement

In September 2009, MLPF&S reached agreements in principle and final administrative settlements with the Texas State Securities Board and various state securities regulators relating to the state registration of sales assistants known as Client Associates.  Without admitting or denying wrongdoing, MLPF&S agreed to certain undertakings and regulatory sanctions including reprimand or censure, agreement to cease and desist sales of securities through persons not registered with the states, payments of fines, penalties and other monetary sanctions (including past registration fees) of $26,563,094.50 to be divided amongst the 50 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, and payment of $25,000 to the North American Securities Administrators Association.   Fifty-one (51) of the potential 53 multistate settlements have been completed to date.

MLPF&S, BAI and BAS Auction Rate Securities Settlements

In August 2008, MLPF&S, BAS and BAI each reached certain agreements in principal with the Office of the New York State Attorney General, the Massachusetts Securities Division, various state securities regulators, and the staff of the SEC (the “ARS Settlements”) relating to auction rate securities (“ARS”).  As the result of the mergers of BAI with and into MLPF&S on October 23, 2009 and BAS with and into MLPF&S on November 1, 2010, MLPF&S assumed the liabilities of BAI and BAS in this matter.  Without admitting or denying wrongdoing, each of the aforementioned entities has agreed to, pursuant to the terms of each settlement to which it is a party, among others,   repurchase ARS at par value (plus any accrued but unpaid interest or dividends) from certain eligible customers, use best efforts to provide liquidity solutions for institutional holders of ARS, participate in a special arbitration process to the extent that eligible customers believe they had a claim for consequential damages, refund certain refinancing fees related to ARS, pay a civil money penalty and compensate other eligible customers who purchased ARS and sold them at a loss.  Each of MLPF&S, BAS and BAI has substantially completed the purchase of those ARS.  BAI and BAS also agreed to pay a total civil penalty of $50,000,000 that will be distributed among the states and U.S. territories that enter into administrative or civil consent orders related to ARS.  MLPF&S agreed to pay a $125,000,000.00 civil penalty to be distributed similarly. Fifty-two (52) of the potential 54 MLPF&S multistate settlements have been completed to date.  Fifty-one (51) of the potential 54 BAS/BAI multistate settlements have been completed to date.

NOTE:  In addition, Bank of America Corporation and certain of its affiliates, including MLPF&S and BANA, have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business.  Certain of such proceedings have resulted in findings of violations of federal or state securities laws.  Such proceedings are reported and summarized in the MLPF&S Form BD as filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.